Exhibit 2.2
Term Sheet for the Supplementary Agreement (the “Supplementary Agreement”)
Sun Media Investment Holdings Ltd.
As the Vendor
and
Sun New Media Inc.
As the Purchaser
The Supplementary Agreement supplements the Purchase Agreement (the “Purchase Agreement”) relating to the sale and purchase of Credit Network 114 Limited (the “Company”).
The date of the Supplementary Agreement is June 14, 2006.
By and among:
(1)	Sun Media Investment Holdings Ltd., a corporation incorporated and existing under the laws of the British Virgin Islands; (the “Vendor”);

(2)	Sun New Media Inc., a corporation incorporated and existing under the laws of the State of Minnesota, in the United States of America, whose stock is traded on the OTC Bulletin Board in the United States of America; (the ‘‘Purchaser”).
Whereas:
The Purchaser and the Vendor have signed the Supplementary Agreement, in addition to the Purchase Agreement regarding the sale of 100% share ownership of the Company. Pursuant the Supplementary Agreement, the Vendor and the Purchaser agree to the following:
1. Assignment of the Rights
1.1	The Vendor agrees to assign state-of-the-art search engine technology to the Company free of consideration. This search engine technology will be:

(a)	Highly Efficient: The search engine will use multi-circuitry conspiring arithmetic to conduct rapid information searches. These searches will be up to ten times faster than those of common search engines.

(b)	Space Efficient: The installation file for the search engine is relatively small.

(c)	User-friendly. The search engine’s installation files are simple for users to install. These files are compatible with Windows X/NT/Me/2000/XP.

(d)	Easily Manageable: Search results can be saved, categorized and scanned by the user.

1.2	The Vendor hereby agrees to transfer any and all B2B business opportunities it encounters to the Company.

2. Agreement Essence
2.1	The Supplementary Agreement, as a supplement to the Purchase Agreement, has the same legal effect as the Purchase Agreement.

2.2	Should there exist any difference between the Supplementary Agreement and the Purchase Agreement, the Supplementary Agreement shall prevail.

2.3	Any issues which have not been stipulated to in the Supplementary Agreement shall be addressed in the Purchase Agreement.
3. Take effect
The Supplementary Agreement will become effective immediately after receiving the signature/stamp of legal or authorized representatives of both parties.
4. Transcript
More than one transcript can be formulated based on the Supplementary Agreement, while by any means only the Supplementary Agreement shall be deemed to prevail. Any party shall be entitled to formulate the Supplementary Agreement by signing and subscribing upon each transcript therein.
5. Judicial Cognizance
The Supplementary Agreement is governed by the laws of Hong Kong. Both parties to the Supplementary Agreement shall accept the non-exclusive judicial cognizance stipulated to by the Court of Hong Kong (the “Court”), and they shall not raise opposition to the Court’s proceeding in any inappropriate venue or to the litigation raised in any inappropriate court. Litigation raised by one party shall not affect the other party’s right to raise litigation in other venues, and litigation in any venue shall not exclude the process of litigation in other venues.
The Purchaser:
Sun New Media Inc.
Signed by
On behalf of:
The Vendor:
Sun Media Investment Holdings Ltd.
Signed by
On behalf of: